Exhibit 99.1

MediaNet Group Technologies Completes Merger With the DubLi Companies

MARGATE, FL and BERLIN--(Marketwire - 10/19/09) - MediaNet Group Technologies, Inc. (OTC.BB:MEDG - News), operating the largest online mall and affinity program platform through its BSP Rewards subsidiary, announced that effective today it has completed its reverse merger with CG Holdings Limited, a privately-held, European-based holding company for the DubLi companies, a worldwide online trading firm (“DubLi”). Upon completion of the merger, DubLi became a wholly-owned subsidiary of MediaNet, and DubLi’s Chief Executive and Operating Officers will assume the same positions with MediaNet. MediaNet’s board of directors will also be controlled by directors nominated by DubLi. Additional details of the merger transaction appear in MediaNet’s reports on Form 8-K filed with the Securities and Exchange Commission on August 14 and September 30, 2009.

As previously disclosed in the amended merger agreement filed with the Commission on September 30, at closing MediaNet issued 5,000,000 shares of Series A Convertible Preferred Stock to DubLi shareholders and no common stock. The Series A Convertible Preferred Stock automatically converts into 90% of the shares of common stock of MediaNet to be issued and outstanding after the conversion and has 90% of the voting power of MediaNet’s shareholders. MediaNet will file proxy material with the Commission to increase its authorized common shares to 500,000,000 and its authorized preferred shares to 25,000,000. Upon completion of the increase in authorized shares, the fully diluted common shares of MediaNet will be 299,016,520, of which DubLi shareholders will own 269,114,868 shares.

Michael Hansen, President of the newly combined company, said, “We are delighted to be a part of this unique business combination. The uniting of the DubLi and BSP platforms combines two shopping alternatives, both of which are recognized leaders in their respective areas, and offers a one of a kind shopping program unparalleled in the industry. Our technology combined with MediaNet Group’s long term relationship with top brand vendors will make it possible to set new standards within the industry. We believe that the business combination offers the doorway to a totally unique method of international shopping and sets the stage for world wide expansion.”

Martin Berns, Chief Executive Officer of BSP Rewards, Inc., stated, “During the past months we have had the opportunity to become intimately involved with DubLi’s vision and progress. Their goal of expanding as a world leader in the international shopping and auction market is extremely exciting. It offers a major opportunity for the company and our shareholders. The DubLi auction and shopping platform is exceedingly sophisticated and when combined with our BSP program acts as a loyalty, incentive, continuity and communication tool, with the added capability of being able to load cash, bonus payments, payroll and rewards instantaneously onto virtually any debit or credit card -- domestic or international. The combination of platforms offers a myriad of features and benefits for which we should have little competition. It truly is a 1+1 equals 3 scenario.”

About MediaNet Group Technologies, Inc.:

MediaNet Group Technologies, Inc., through its BSP Rewards division, has developed the largest online mall and affinity program platform. BSP builds, brands, and customizes proprietary loyalty/rewards/mall programs for clients and organizations and for a value added element layered onto debit and stored value cards. Companies and organizations enroll their members into the program and BSP cross-markets them to its entire database.

The Company generates product purchases from over 1000 participating mall merchants, including the nation’s largest retailers as well as gift cards and a large discount catalog. With over 60 web malls already developed and in use, BSP Rewards currently serves more than 750,000 registered users. The Company offers affordable, immediate implementation, delivered as rich turnkey enterprise solutions for corporations interested in expanding their web presence and enhancing customer relations -- turning operational costs into profit centers. Current mall merchants include such merchants as Sears, Target, Walmart, Macy’s, Office Depot, Bass Pro Shops, Best Buy, Budget and Chili’s.

About DubLi:

The DubLi Group is a worldwide online trading firm with its financial headquarters in Limassol, Cyprus. DubLi is a dynamic, growing and success-oriented online shopping company with its exciting and recognized global reverse auction and fun shopping house DubLi.com. Buyers get access to a wide variety of top brand-name products at the absolute lowest prices on the market. At the same time, DubLi Network offers people around the world a unique opportunity to generate extra income through their own lucrative part-time or full-time business. Today, DubLi Network is among the fastest growing companies within the direct sales industry in Europe and the USA.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. MediaNet Group Technologies, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets for our services, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies, and the purchasing activity or lack thereof by registered web mall members.

Contact:

Contacts:

MediaNet Group Technologies, Inc.

Martin Berns

Chief Executive Officer

954-974-5818 ext. 202

martin@medianetgroup.com

DubLi.com

Michael Hansen

Chief Executive Officer

mha@DubLi.com